Exhibit 4.6

SECOND AMENDMENT

TO

THE RIOT BLOCKCHAIN, INC. 2019 EQUITY INCENTIVE PLAN

This Second Amendment (this “Second Amendment”) to the Riot Blockchain, Inc. 2019 Equity Plan, as amended (the “Plan”), as adopted by the unanimous approval of the members of the Board of Directors (the “Board”) of Riot Blockchain, Inc. (the “Company”) upon the recommendation of the Compensation and Human Resources Committee of the Board (the “Committee”), amends the Plan as set forth herein, effective as of the date ratified and approved by the stockholders of the Company set forth at the end of this document (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, the Plan, as adopted by the Committee and the Board, and as ratified and approved by the shareholders effective October 23, 2019, was adopted as the equity compensation plan of the Company to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of Awards to attract, motivate, retain and reward selected employees and other eligible persons; and

WHEREAS, the First Amendment to the Plan (the “First Amendment”) was adopted by the Company and became effective as ratified and approved by the shareholders on November 12, 2020, to increase the number of shares of Common Stock available for issuance under the Plan (the “Share Reserve”) by 3,500,000 additional shares of Common Stock; and

WHEREAS, the Committee, both in its capacity as Plan Administrator and in furtherance of its responsibility to oversee the compensation and equity incentive practices, plans, and procedures of the Company, has been tasked with the oversight and administration of the Plan; and

WHEREAS, the Committee having considered the Company’s issuance of the Awards since the shareholders adopted the Plan, as amended, the Company’s expected needs for equity compensation through December 31, 2024, and the shares of Common Stock available for issuance in the Share Reserve, has determined to adopt this Second Amendment to the Plan to increase the number of shares of Common Stock available for issuance under the Plan by 4,400,000 additional shares of Common Stock; and

NOW, THEREFORE, as approved by the Board upon the recommendation of the Committee as of September 14, 2021 and as approved by the shareholders of the Company as of the date listed below, this Second Amendment to the Plan is hereby adopted and approved in all respects. Accordingly, pursuant to this Second Amendment, the Plan is hereby amended as follows:

1.       As of the Effective Date, Section 4.2 of the Plan is hereby amended by deleting it in its entirety and is replaced with the following:

“4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted to Eligible Persons under this Plan may not exceed 11,500,000 (the “Share Limit”). Such shares of Common Stock may be authorized and unissued shares or, to the extent permitted by applicable law, issued shares of Common Stock that have been reacquired by the Company. Such shares of Common Stock may be used for any type of Award under the Plan, and any or all of the shares of Common Stock up to the Share Limit may be allocated to Incentive Stock Options. Solely for the purpose of determining the number of shares of Common Stock available for Awards under this Section 4.2, the number of shares of Common Stock available for issuance under the Plan shall be reduced by one (1.00) share of Common Stock for every one (1.00) share of Common Stock granted in respect of an Award; provided, however, that in the case of an Award that provides for a range of potential payouts of shares of Common Stock, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the maximum number of shares of Common Stock that may be paid under such an Award. The foregoing Share Limit is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.”

2.       Except as specifically set forth in this Second Amendment, no provision of the Plan is changed, and the Plan is hereby ratified in its entirety and shall remain in full force and effect.

As adopted by the Board of Directors of Riot Blockchain, Inc. on September 14, 2021.

As approved by the Stockholders of Riot Blockchain, Inc. on October 19, 2021